EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Ivy Funds of our reports dated May 28, 2024, relating to the financial statements and financial highlights, which appear in Delaware Ivy Global Bond Fund, Delaware Ivy High Income Fund, Delaware Ivy Natural Resources Fund and Delaware Real Estate Securities Fund’s Annual Reports on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 26, 2024